AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED [__________ __, 2025]

BLOCK40X, INC.

1033 West 400 South

American Fork, Utah 84003

(702) 485-0110

www.block40x.com

UP TO 230,000,000 SHARES OF COMMON STOCK

		Underwriting
	Price to	Discounts and	Proceeds to Issuer
	Public	Commissions (2)	Before Expenses (3)

Per Share (4)	$.25	$.025	$.225
Total	$50,000,000.00	$5,000,000.00	$45,000,000.00

(1) The Company is offering up to 200,000,000 shares of Common Stock, plus up to 30,000,000 shares to be issued to investors who purchase 4,000,000 or more shares.

(2) The Company may offer a sales commission equal to 10% to registered broker-dealers. We have not engaged any placement agent or underwriter in connection with this offering. To the extent that we do so, we will file a supplement to the Offering Statement of which this Offering Circular is a part.

(3)  Does not include expenses of the offering. See “Use of Proceeds” and “Plan of Distribution.”

The Company expects that the amount of expenses of the offering that it will pay if all offered shares are sold will be approximately $3,650,000.  This amount includes the following: (i) administrative costs relating to the receipt and processing of funds, which may be paid to a third party contractor, of approximately 7% of the funds raised (ii) accounting fees of $10,000, (iii) legal fees of $40,000, (iv) Edgarization fees and state filing fees and other expenses of $100,000.  This amount does not include commissions if the Company engages any registered brokers.

(4)  Does not include the effective discount that would result from investors purchasing shares at a 15% discount based upon an investor’s investment level. For details of the effective discount, see “Plan of Distribution - Perks.”

The offering (the “Offering”) will terminate at the earlier of: (i) the date at which the maximum offering amount of $50,000,000 (the “Maximum Offering Amount”) has been sold (ii) the date at which the Offering is earlier terminated by the Company in its sole discretion or (iii) [one year from qualification date].  No minimum target amount is required.  The Company may undertake one or more closings on a rolling basis.  After each closing, funds tendered by investors will be made available to the Company.  After the initial closing of the Offering, the Company expects to hold closings on at least a monthly basis.  Proceeds from the sale of Common Stock will not be escrowed, and all net proceeds will be immediately available for use by the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities will commence on approximately [date of qualification].

The Company is following the “Offering Circular” disclosure format of Regulation A.

In the event that the Company becomes a reporting company under the Securities Exchange Act of 1934, the Company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, unless the context indicates otherwise, the terms “Block40X,” “the Company,” “we,” “our” and “us” refer to Block40X, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

The Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●

annual reports (including disclosure relating to the Company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the Company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion (subject to adjustment for inflation no less often than every five years) in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

will not be required to obtain a non-binding advisory vote from its stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The Company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the Company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the Company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, (the “Securities Act”) or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.235 billion in annual revenues, has more than $700 million in market value of its Common Stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the United States Securities and Exchange Commission’s (the “Commission”) rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the Company’s Common Stock, you should carefully read this entire Offering Circular, including the Company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Block40X, Inc. (the “Company”) is newly organized and intends to engage in mining bitcoin, or, alternatively, leasing its servers to AI enterprises. Bitcoin mining is the process of adding transaction records to Bitcoin's public ledger of past transactions, known as “blockchain.” Bitcoin mining is accomplished via specialized computer servers and accompanying software to generate a cryptographic solution that matches specific criteria. When a correct solution is reached, a reward in the form of bitcoin and fees for the work done is given to the miner(s) who reached the solution first.  This reward process continues until all 21 million Bitcoins are circulating, estimated to be completed in 2040. Once that number is reached, the mining process is expected to cease.

Miners are rewarded for validating each block, with the reward halving each 210,000 blocks (roughly every 4 years). The current reward amount is 3.125 bitcoin per block, last adjusted in April 2024. Another incentive for Bitcoin miners to participate in the process is transaction fees. In addition to rewards, miners also receive fees from any transactions contained in that block. When Bitcoin reaches its planned limit of 21 million (expected around 2040), miners will be rewarded with fees for processing transactions that network users will pay. These fees ensure that miners still have the incentive to mine and keep the blockchain network going. The idea is that competition for these fees will cause them to remain low after halving events are finished.

The primary variables in mining profitability are the cost of physical servers, costs for housing and maintaining the services, and electricity costs. We initially intend to purchase mining servers and collocate them in data centers operated by non-affiliated mining companies. If we are able to obtain more than $500,000 from the proceeds of this offering, we will be able to establish our own data centers and electricity sources, giving us the possibility to increase profitability.

Alternatively, we may be able to obtain higher revenues from leasing our servers or any data centers we develop, for artificial intelligence and machine learning  use. This market is developing, and we are only at the investigative stage with respect to this potential business. We also may use the proceeds from this offering to finance all or a portion of the costs of power generation plant.

The Company was incorporated in Wyoming on November 12, 2024. Our business office is located at 1033 West 400 South, American Fork Utah 84003. Our telephone number is (702) 485-0110 and our website is www.block40x.com.

The Current Offering

Securities offered	Maximum of 230,000,000 shares of Common Stock. These include up to 30,000,000 shares that will be offered to investors who purchase 4,000,000 or more shares.
Common Stock outstanding before the Offering (1)	200,000,000 shares
Common Stock outstanding after the Offering (1)(2)	430,000,000 shares
Use of proceeds

The Company intends to use the proceeds of this offering to purchase mining servers and to purchase or construct one data center and obtain a source of less expensive electrical power, and for general and administrative purposes.  See “Use of Proceeds.”

(1) Does not include any shares of Common Stock issuable upon exercise of stock options which may be granted to employees, directors and consultants pursuant to our 2024 Equity Incentive Plan, nor any securities which we may sell in private placements.

(2) Assumes that no individual investor purchases at least 4,000,000 shares of Common Stock.

Selected Risks

The Company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•our ability to achieve profitability, and to maintain profitability, in the future;

•high volatility in the value attributable to our business;

•the rapidly changing regulatory and legal environment in which we operate may lead to unknown future challenges to operating our business or may subject our business to added costs and/or uncertainty regarding the ability to operate;

•the availability of financing opportunities, risks associated with economic conditions;

•economic dependence on regulated terms of service and power rates;

•dependence on continued growth in blockchain and bitcoin usage;

•our ability to keep pace with technology changes and competitive conditions;

•security and cybersecurity threats and hacks;

•dependency on third parties to maintain our cold and hot wallets that hold our bitcoin;

•changes to bitcoin mining difficulty;

•our reliance on a limited number of key employees;

•changes in network and infrastructure;

•the ongoing effects of the COVID-19 pandemic;

•our ability to execute on our business strategy;

•our ability to establish and maintain internal controls and procedures.

•no public market for our securities and an active trading market for our Common Stock may never exist, or, if traded, the market price and trading volume of our Common Stock may be volatile following this offering;

•immediate dilution to investors;

•future issuances of debt securities and equity securities may negatively affect the market price of shares of our Common Stock and, in the case of equity securities, may be dilutive to existing stockholders;

•our financial statements include a going concern opinion.

•the Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Wyoming, regardless of convenience or cost to you, the investor.

•Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to the Company and its Business

Future revenues from operations cannot be assured. Our revenues will be dependent on our ability to acquire mining servers, successfully collocate the servers with third parties or construct our own data center(s) and in that regard, obtain favorable electricity supply contracts. We may repurpose mining servers in order to lease them for AI/machine learning customers. We currently have no revenues from operations. Development of our business plan will require significant investment in funds and management resources, and is time consuming. We believe that the proceeds from the sale of all shares offered hereby will be sufficient to fulfill our business plan. There can be no assurance we will be able to obtain sufficient funds to complete our business plan if all offered shares are sold, nor that our business plan will be successful.

Our future success is difficult to predict because we operate in emerging and evolving industries that are subject to volatile and unpredictable cycles. The bitcoin mining, artificial intelligence and related industries are emerging and evolving, which may lead to period-to-period variability in our operating results and may make it difficult to evaluate our future prospects. If we are not able to timely and appropriately adapt to changes in our business environment or to accurately assess where we are positioned within a business cycle, our business, financial condition or results of operations may be materially and adversely affected.

The markets in which we participate are highly competitive, and we may be unable to successfully compete. We compete in the highly competitive market for certain operational aspects of our bitcoin mining business, including, but not limited to, the acquisition of new miners, obtaining the lowest cost of electricity, obtaining clean energy sources, obtaining access to energy sites with reliable sources of power and evaluating new technology developments in the industry. Evolving industry standards, rapid price changes and product obsolescence impact the market and its various participants, including us. Our competitors include many domestic and foreign companies, many of which have substantially greater financial, marketing, personnel and other resources than we do, which may cause us to be at a competitive disadvantage. The success of our bitcoin mining business will be dependent upon our ability to purchase additional miners, adapt to changes in technology in the industry, and to obtain sufficient energy at reasonable prices, amongst other things.

A significant part of our success will depend on our reliance on and ability to manage our construction contractors and suppliers, including mining equipment suppliers, in order to meet our expansion efforts in keeping with planned timelines and cost estimates, and any failure to do so could materially and adversely affect our results of operations and relations with our customers. We will rely on a limited number of suppliers for the purchase and delivery of miners to support our bitcoin mining operations. There can be no assurance that such key suppliers and manufacturers will provide components, products or miners in a timely and cost-efficient manner or otherwise meet our needs and expectations. Any disruption in the operations of such key suppliers or manufacturers could delay our ability to expand our bitcoin mining operations. Our ability to manage such relationships and timely replace suppliers and manufacturers, if necessary, is critical to our success. Our failure to timely replace our manufacturers and suppliers, should that become necessary, could materially and adversely affect our results of operations. Supply chain disruptions resulting from factors such as inflation, labor supply and shipping container shortages and the COVID-19 pandemic have impacted, and may continue to impact, us and our third-party manufacturers and suppliers. We are reliant on third parties for our expansion efforts, including construction contractors and suppliers of infrastructure, to provide accurate estimates and timelines. If those parties experience delays, cannot access adequate capital, or are exposed to inflation pressures or supply chain disruptions, our expansion efforts will be similarly impacted.

We may not be able to timely complete our future strategic growth initiatives or within our anticipated cost estimates, if at all. We anticipate that we will enter into purchased power agreements and invest in new and used mining equipment. We will also be reliant on third parties for our business development, including construction contractors and providers of infrastructure equipment, who may be burdened by delays in manufacturing, supply chain problems, less access to capital due to macro-economic conditions, or inflation. This could increase our costs and/or delay our expansion. If we are unable to complete our planned expansions on schedule and within our anticipated cost estimates, our deployment of newly purchased miners may be delayed, which could affect our competitiveness and our results of operation, which could have a material adverse effect on our financial condition and the market price for our securities.

The artificial intelligence industry is relatively new and is evolving, and future changes in the industry may adversely affect our business.  In the event that we decide to lease our mining servers to companies engaged in the development of artificial intelligence, we will be subjects to the risks of that new and rapidly developing industry. The prices obtained by current lessors of servers may decrease in the future due to technological efficiencies in machine learning, lessening the need for computing hardware, or other owners of mining servers may make them available to AI developers. Due to the relatively short history of the industry, it is currently not feasible for management to accurately forecast future demand for such leasing, and if lease rates decline, we could be subject to erosion of our anticipated revenues, gross margin and profitability, which could have a material adverse effect on our financial condition and the market price for our securities.

If regulatory changes or interpretations of our activities require our registration as an MSB under the regulations promulgated by FinCEN under the authority of the BSA, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material adverse effect on our business and the results of our operations.

To the extent our bitcoin mining activities cause us to be deemed a money services business (an “MSB”) under the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”) under the authority of the U.S. Bank Secrecy Act (the “BSA”), we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our cryptocurrency activities cause us to be deemed a “money transmitter” (an “MT”) or be given an equivalent designation under state law in any state in which we operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York State Department of Financial Services maintains a comprehensive “BitLicense” framework for businesses that conduct “virtual currency business activity.” In July 2020, Louisiana enacted the Virtual Currency Businesses Act. In October 2023, California enacted the Digital Financial Assets Law, which requires registration for certain digital financial asset business activities. We will continue to monitor for developments in state-level legislation, guidance or regulations applicable to us.

Such additional federal or state regulatory obligations in the United States or obligations that could arise under the regulatory frameworks of other countries may cause us to incur significant expenses, possibly affecting our business and financial condition in a material and adverse manner. Furthermore, we and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs or similar obligations in other countries. If we are deemed to be subject to such additional regulatory oversight and registration or licensing requirements, we may be required to substantially alter our bitcoin mining activities and possibly cease engaging in such activities. Any such action may adversely affect our business operations and financial condition and an investment in our company.

Current regulation regarding the exchange of bitcoins under the CEA by the CFTC is unclear; to the extent we become subject to regulation by the CFTC in connection with our exchange of bitcoin, we may incur additional compliance costs, which may be significant.

The Commodity Exchange Act, as amended (the “CEA”), does not currently impose any direct obligations on us related to the mining or exchange of bitcoins. Generally, the CFTC, the federal agency that administers the CEA, regards bitcoin and other cryptocurrencies as commodities. This position has been supported by decisions of federal courts.

However, the CEA imposes requirements relative to certain transactions involving bitcoin and other digital assets that constitute a contract of sale of a commodity for future delivery (or an option on such a contract), a swap or a transaction involving margin, financing or leverage that does not result in actual delivery of the commodity within 28 days to persons not defined as “eligible contract participants” or “eligible commercial entities” under the CEA (e.g., retail persons). Changes in the CEA or the regulations promulgated by the CFTC thereunder, as well as interpretations thereof and official promulgations by the CFTC, may impact the classification of bitcoin and, therefore, may subject bitcoin to additional regulatory oversight by the agency. Although to date the CFTC has not enacted regulations governing non-derivative or non-financed, margined or leveraged transactions in bitcoin, it has authority to commence enforcement actions against persons who violate certain prohibitions under the CEA related to transactions in any contract of sale of any commodity, including bitcoin, in interstate commerce (e.g., manipulation and engaging in certain deceptive practices).

We cannot be certain as to how future regulatory developments will impact the treatment of bitcoin under the law. Any requirements imposed by the CFTC related to our mining activities or our transactions in bitcoin could cause us to incur additional extraordinary, non-recurring expenses, thereby potentially materially and adversely impacting an investment in the Company.

Moreover, if our mining activities or transactions in bitcoin were deemed by the CFTC to constitute a collective investment in derivatives for our stockholders, we may be required to register as a commodity pool operator with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby potentially materially and adversely impacting an investment in the Company. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in the Company.

While no provision of the CEA or CFTC rules, orders or rulings (except as noted herein) appear to be currently applicable to our business, this is subject to change.

If the SEC or another regulatory body considers bitcoin to be a security under U.S. securities laws, we may be required to comply with significant SEC registration and/or other requirements.

In general, novel or unique assets such as bitcoin and other digital assets may be classified as securities if they meet the definition of investment contracts under U.S. law. In recent years, the offer and sale of digital assets other than bitcoin, most notably Kik Interactive Inc.’s Kin tokens and Telegram Group Inc.’s TON tokens, have been deemed to be investment contracts by the SEC. While we believe that bitcoin is unlikely to be considered an investment contract, and thus a security under the investment contract definition, we cannot provide any assurances that digital assets that we may mine or otherwise acquire or hold for our own account, including bitcoin, will never be classified as securities under U.S. law. This would obligate us to comply with registration and other requirements by the SEC and, therefore, cause us to incur significant, non-recurring expenses, thereby potentially materially and adversely impacting an investment in the Company.

It may be illegal now, or in the future, to mine, acquire, own, hold, sell or use bitcoin or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries, the ruling of which could adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, several countries, such as China, India and Russia, may continue taking regulatory actions in the future that could severely  restrict the right to mine, acquire, own, hold, sell or use cryptocurrency assets or to exchange any such cryptocurrency assets for local currency. For example, in China and Russia (India is currently proposing new legislation), it is illegal to accept payment in bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. In addition, in March 2021, the governmental authorities for the Chinese province of Inner Mongolia banned bitcoin mining in the province due to the industry’s intense electrical power demands and its negative environmental impacts. If other countries, including the U.S., implement similar restrictions, such restrictions may adversely affect us. For example, in New York State, a moratorium on certain bitcoin mining operations that run on carbon-based power sources was signed into law on November 22, 2022. Such circumstances could have a material adverse effect on us, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and thus harm investors.

Changing environmental regulation and public energy policy may expose our business to new risks.

Our bitcoin mining/AI leasing operations will require a substantial amount of power and can only be successful, and ultimately profitable, if the costs we incur, including for electricity, are lower than the revenue we generate from our operations. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. For instance, our plans and strategic initiatives for expansion are based, in part, on our understanding of current environmental and energy regulations, policies and initiatives enacted by federal and state regulators. If new regulations are imposed, or if existing regulations are modified, the assumptions we made underlying our plans and strategic initiatives may be inaccurate, and we may incur additional costs to adapt our planned business, if we are able to adapt at all, to such regulations.

In addition, there continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty for our business because the bitcoin mining industry, with its high energy demand, may become a target for future environmental and energy regulation. New legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Further, any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. For example, the recently passed legislation in the state of New York imposing a moratorium on certain bitcoin mining operations that run carbon-based power.

Federal, state and international bodies are considering limitations on the use of artificial intelligence. On October 30, 2023, President Biden signed an Executive Order on the Safe, Secure and Trustworthy Development and Use of Artificial Intelligence. This executive order requires regulatory agencies, such as the Federal Trade Commission and the Consumer Financial Protection Bureau, to promulgate regulations regarding consumer protection, privacy and civil rights. Legislation regulating AI  has been enacted in the European Union, the United Kingdom, and other countries, and the United States Congress may also enact legislation affecting artificial intelligence, which could impose significant regulations on us, including those related to energy use and privacy protections, and other costs to comply with such regulations. Further, such regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition and results of operations. Further, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. Any of the foregoing could result in a material adverse effect on our business and financial condition.

Future developments regarding the treatment of digital assets for U.S. federal income and applicable state, local and non-U.S. tax purposes could adversely impact our business.

Due to the new and evolving nature of digital assets and the absence of comprehensive legal guidance with respect to digital assets and related transactions, many significant aspects of the U.S. federal income and applicable state, local and non-U.S. tax treatment of transactions involving digital assets, such as the purchase and sale of bitcoin and the receipt of staking rewards and other digital asset incentives and rewards products, are uncertain, and it is unclear what guidance may be issued in the future with respect to the tax treatment of digital assets and related transactions.

Current Internal Revenue Service ("IRS") guidance indicates that for U.S. federal income tax purposes digital assets such as bitcoins should be treated and taxed as property, and that transactions involving the payment of bitcoins for goods and services should be treated in effect as barter transactions. The IRS has also released guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to taxable income and guidance with respect to the determination of the tax basis of digital currency. However, current IRS guidance does not address other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions. Moreover, although current IRS guidance addresses the treatment of certain forks, there continues to be uncertainty with respect to the timing and amount of income inclusions for various digital asset transactions, including, but not limited to, staking rewards and other digital asset incentives and rewards products. While current IRS guidance creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, it preserves the right to apply capital gains treatment to those transactions, which is generally favorable for investors in bitcoin.

There can be no assurance that the IRS will not alter its existing position with respect to digital assets in the future or that other state, local and non-U.S. taxing authorities or courts will follow the approach of the IRS with respect to the treatment of digital assets such as bitcoin for income tax and sales tax purposes. Any such alteration of existing guidance or issuance of new or different guidance may have negative consequences including the imposition of a greater tax burden on investors in bitcoin or imposing a greater cost on the acquisition and disposition of bitcoin, generally, and potentially have a negative effect on the trading price of bitcoin or otherwise negatively impact our business. In addition, future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income and applicable state, local and non-U.S. tax purposes.

Our interactions with the bitcoin network may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distributed ledger technology.

The Office of Financial Assets Control (“OFAC”) of the Treasury requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. We also may not be adequately capable of determining the ultimate identity of the persons with whom we transact.

We will be subject to competition.  Bitcoin mining is a competitive process between all operating bitcoin servers worldwide. There are thousands of mining operators, ranging from those having less than 10 servers, to those with hundreds of thousands. Many of our competitors have been operating for long periods of time and have a high level of financial resources. Our ability to compete will be dependent on controlling our costs and our ability to grow our hashrate as fast as or faster than our competitors. In addition, the acceptance of alternative crypto currencies may adversely affect the value of bitcoin and our revenues.

The impact of geopolitical and economic events on the demand for bitcoin is uncertain. Geopolitical crises may trigger large-scale purchases of bitcoin, which could rapidly increase the price of bitcoin. This may, however, also increase the likelihood of a subsequent price swing in the opposite direction as crisis-driven purchasing behavior dissipates, ultimately decreasing the value of bitcoin or any other digital asset in our possession. Such risks are similar to the risks of purchasing commodities in generally uncertain times, such as the risk of purchasing, holding or selling gold.

Alternatively, global crises and economic downturns may discourage investment in bitcoin and digital assets in general as investors shift their investments towards less volatile asset classes. Such events could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoin we mine or otherwise acquire or hold for our own account.

The value of bitcoin has historically been subject to wide swings. Because we do not currently hedge our investment in bitcoin and do not intend to for the foreseeable future, we are directly exposed to bitcoin’s price volatility and surrounding risks. The market price of one bitcoin has ranged from $15,460 to $90,000 since 2022.

While bitcoin prices are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms, they have historically been volatile and are impacted by a variety of factors. Such factors include, but are not limited to, the worldwide growth in the adoption and use of bitcoin, the maintenance and development of the software protocol of the bitcoin network, changes in consumer demographics and public tastes, fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Furthermore, pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of bitcoin, or our share price, making prices more volatile.

Currently, we do not use a formula or specific methodology to determine whether or when we will sell bitcoin that we hold, or the number of bitcoins we will sell. Rather, decisions to hold or sell bitcoins are currently determined by management by analyzing forecasts and monitoring the market in real time. Such decisions, however well-informed, may result in untimely sales and even losses, adversely affecting an investment in us. At this time, we do not anticipate engaging in any hedging activities related to our holding of bitcoin; this would expose us to substantial decreases in the price of bitcoin.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives. The development and acceptance of competing blockchain platforms or technologies may cause consumers to abandon bitcoin. As we exclusively mine bitcoin, and expect to exclusively mine bitcoin in the future, we could face difficulty adapting to emergent digital ledgers, blockchains or alternatives thereto. This could prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin we mine or otherwise acquire or hold for our own account and therefore harm investors.

Bitcoin is subject to halving; the reward for successfully solving a block will halve several times in the future and its value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. In an event referred to as bitcoin “halving,” the bitcoin reward for mining any block is cut in half. For example, the mining reward for bitcoin declined from 12.5 to 6.25 bitcoin on May 11, 2020 and to $3.125 in April 2024. This process is scheduled to occur once every 210,000 blocks (approximately every four years thereafter)  until the total amount of bitcoin rewards issued reaches 21 million, which is expected to occur around 2140. Once 21 million bitcoin are generated, the network will stop producing more. Currently, there are more than 19 million bitcoin in circulation. While bitcoin prices have had a history of price fluctuations around halving events, there is no guarantee that any such price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the price of bitcoin does not follow these anticipated halving events, the revenue from our mining operations would decrease, and we may not have an adequate incentive to continue mining and may cease mining operations altogether, which may adversely affect an investment in us.

Furthermore, such reductions in bitcoin rewards for uncovering blocks may result in a reduction in the aggregate hashrate of the bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions and make the bitcoin network more vulnerable to malicious actors or botnets obtaining control in excess of 50% of the processing power active on the blockchain. Such events may adversely affect our activities and an investment in us.

Forks in the bitcoin network may occur in the future, which may affect the value of bitcoins held by us. A small group of contributors can propose refinements or improvements to the bitcoin network’s source code that alter the protocols and software that govern the bitcoin network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. This is known as a “fork.” In the event a developer or group of developers proposes modifications to the bitcoin network that are not accepted by a majority of miners and users, but that are nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible blockchain implementations could result. This is known as a “hard fork.”

The value of bitcoin after the creation of a fork is subject to many factors, including, but not limited to, the value of the fork product, market reaction to the creation of the fork product and the occurrence of forks in the future. As such, existing forks, such as Bitcoin Cash and Bitcoin Gold, and future forks may have a negative effect on bitcoin’s value and may adversely affect an investment in us.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the bitcoin network and an investment in us. As an open-source project, bitcoin does not generate revenues for its contributors, and contributors are generally not compensated for maintaining and updating the bitcoin network protocol. The lack of guaranteed financial incentives for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner. To the extent that contributors may fail to adequately update and maintain the bitcoin network protocol, there may be a material adverse effect on our business, prospects, or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in cryptocurrency-related activities.

A number of companies that engage in bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. To the extent that such events may happen to us, they could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Bitcoins held by us are not subject to FDIC or SIPC protections.

Bitcoin cannot be deposited with any banking institution or a member of the FDIC or the Securities Investor Protection Corporation (“SIPC”), and, therefore, our bitcoins will not be subject to the protections enjoyed by depositors with FDIC or SIPC member institutions. As a result, we may suffer a loss with respect to our bitcoins that are not covered by insurance, and we may not be able to recover any of our carried value in these bitcoins if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our stock price.

Bitcoins we mine or hold for our own account may be subject to loss, theft or restriction on access. There is a risk that some or all of our bitcoins could be lost or stolen. Bitcoins are stored in and accessed by cryptocurrency sites commonly referred to as “wallets.” A hot wallet refers to any cryptocurrency wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage, but is not ideal for quick or regular transactions. When we keep our bitcoin in cold storage, we may experience lag time in our ability to respond to market fluctuations in the price of our cryptocurrency assets.

We currently mine bitcoin by contributing to and benefiting from a third parypool’s processing power. Our share of bitcoins mined from our pool is initially received by us in wallets we control, which are maintained by the Custodian. We currently sell the majority of the bitcoin we mine and utilize hot wallets to hold this bitcoin immediately prior to selling for working capital purposes. We hold any remainder of our bitcoin in cold storage. Bitcoins we mine or hold for our own account may be subject to loss, theft or restriction on access. Hackers or malicious actors may launch attacks to steal, compromise or secure bitcoins, such as by attacking the bitcoin network source code, exchange miners, third-party platforms (including the Custodian), cold and hot storage locations or software, or by other means. We may be in control and possession of substantial holdings of bitcoin, and as we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability.

If a malicious actor or botnet obtains control of more than 50% of the processing power on the bitcoin network, such actor or botnet could manipulate the network to adversely affect us, which would adversely affect an investment in us. If a malicious actor or botnet, a collection of computers controlled by networked software coordinating the actions of the computers, obtains over 50% of the processing power dedicated to mining bitcoin, such actor or botnet may be able to construct fraudulent blocks or prevent certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the order of transactions, though it could not generate new units or transactions using such control. The malicious actor or botnet could also “double-spend,” or spend the same bitcoin in more than one transaction, or it could prevent transactions from being validated. In certain instances, reversing any fraudulent or malicious changes made to the bitcoin blockchain may not be possible.

Although there are no known reports of malicious activity or control of blockchains achieved through controlling over 50% of the processing power on the bitcoin network, it is believed that certain mining pools may have exceeded, and could exceed, the 50% threshold on the bitcoin network. This possibility creates a greater risk that a single mining pool could exert authority over the validation of bitcoin transactions. To the extent that the bitcoin ecosystem, and the administrators of mining pools, do not have adequate controls and responses in place, the risk of a malicious actor obtaining control of the processing power may increase. If such an event were to occur, it could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin we mine or otherwise acquire or hold for our own account and harm investors.

The loss or destruction of private keys required to access our bitcoins may be irreversible. Our loss of access to our private keys or our experience of a data loss relating to our bitcoins could adversely affect an investment in us. Bitcoins may only be controlled by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held. We publish the public key relating to digital wallets in use when we verify the receipt or transfers of bitcoins to and from our wallets and disseminate such information into the network on an anonymous basis, but we safeguard the private keys relating to such digital wallets. Digital asset exchanges  where we may hold our bitcoin, engage in similar practices. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our bitcoins and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our bitcoins whether by us or digital asset exchanges where we hold our bitcoin, could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin we mine or otherwise acquire or hold for our own account.

The digital asset exchanges on which cryptocurrencies, including bitcoin, trade are relatively new and largely unregulated, and thus may be exposed to fraud and failure. Such failures may result in a reduction in the price of bitcoin and other cryptocurrencies and can adversely affect an investment in us.

Digital asset exchanges on which cryptocurrencies trade are relatively new and, in most cases, largely unregulated. Many digital exchanges do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, cryptocurrency exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading.

A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in cryptocurrency values. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in us.

We may face several risks due to disruptions in the digital asset markets, including but not limited to the risk from depreciation in our stock price, financing risk, risk of increased losses or impairments in our investments or other assets, risks of legal proceedings and government investigations, and risks from price declines or price volatility of digital assets.

In the second half of 2022 and beginning of 2023, some of the well-known digital asset market participants, including Celsius Network, Voyager Digital Ltd., Three Arrows Capital and Genesis Global Holdco LLC, declared bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. In November 2022, FTX, the third-largest digital asset exchange by volume at the time, halted customer withdrawals, and shortly thereafter, FTX and its subsidiaries filed for bankruptcy.

In response to these and other similar events (including significant activity by various regulators regarding digital asset activities, such as enforcement actions, against a variety of digital asset entities, including the Custodian and Binance), the digital asset markets, including the market for bitcoin specifically, have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital asset markets and in bitcoin. These events have also negatively impacted the liquidity of the digital asset markets as certain entities affiliated with FTX and platforms such as the Custodian and Binance have engaged, or may continue to engage, in significant trading activity. If the liquidity of the digital asset markets continues to be negatively impacted by these events, digital asset prices (including the price of bitcoin) may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. These events are continuing to develop and it is not possible to predict at this time all of the risks that they may pose to us, our service providers or on the digital asset industry as a whole.

The failure or insolvency of large exchanges like FTX or other significant players in the digital asset space may cause the price of bitcoin to fall and decrease confidence in the ecosystem, which could adversely affect an investment in us. Such market volatility has had a material and adverse effect on our results of operations and financial condition, and we expect our results of operations to continue to be affected by bitcoin’s price as the results of our operations are significantly tied to the price of bitcoin. If we do not continue adjusting our short-term strategy to optimize our operating efficiency in the current dynamic market conditions, such market conditions could have a further negative result on our business, prospects or operations.

We may not have adequate sources of recovery if our bitcoin holdings are lost, stolen or destroyed. We will rely on a third party custodian to facilitate the custody of our bitcoins. If our bitcoin holdings are lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy our claim. For example, as to a particular event of loss, the only source of recovery for us might be limited, to the extent identifiable, to other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of ours. While such custodian may maintain insurance coverage of such types and amounts as it believes to be commercially reasonable for its custodial services provided under the Company’s custody agreement, including certain commercial crime insurance of limited aggregate principal amount which covers losses stemming from fraud, security breach, hack and asset theft, such insurance coverage may be insufficient to protect the Company against all losses of its bitcoin holdings held in custody, whether or not stemming from security breaches, cyberattacks or other types of unlawful activity. See “–Our limited insurance protection exposes us and our stockholders to the risk of loss of our bitcoin for which no person is liable.”

Our ability to adopt technology in response to changing security needs or trends and reliance on a third party custodian for custody pose a challenge to the safekeeping of our bitcoin holdings.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. All of the bitcoin we hold will be in either cold or hot storage by a custodian. We will rely on the custodian’s security systems to safeguard our bitcoin holdings from theft, loss, destruction or other issues relating to hackers and technological attack. We believe that we may become a more appealing target of security threats as the size of our bitcoin holdings grow. To the extent that either the custodian or we are unable to identify and mitigate or stop new security threats, our bitcoin holdings may be subject to theft, loss, destruction or other attack, which could adversely affect an investment in us. To the extent that a custodian is no longer able to safeguard our assets, we would be at risk of loss if safeguarding protocols fail.

Security threats to us could result in a loss of our bitcoin holdings or damage to our reputation and brand, each of which could adversely affect an investment in us.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets, for example since the launch of the bitcoin network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our bitcoin holdings. Any breach of our infrastructure could result in damage to our reputation, which could adversely affect an investment in us. Furthermore, we believe that, as our assets grow, we may become a more appealing target for security threats such as hackers and malware.

We will rely on a custodian’s security systems, derived from established, industry-best practices, to safeguard our bitcoin holdings from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, the designated custodian’s security systems may not be impenetrable and may not be free from defect or immune to acts of God, and any loss due to a security breach, software defect or act of God may be borne by us.

Our security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of ours, or otherwise, and, as a result, an unauthorized party may obtain access to our private keys, data or bitcoin. Additionally, outside parties may attempt to fraudulently induce employees of ours to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security systems occurs, the market perception of the effectiveness of our security systems could be harmed, which could adversely affect an investment in us.

In the event of a security breach, we may be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect an investment in us.

A loss of confidence in our security systems, or a breach of our security systems, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our bitcoin from unauthorized access, damage or theft; however, it is possible that our security systems may not prevent the improper access to, or damage or theft of, our bitcoin holdings. A security breach could harm our reputation or result in the loss of some or all of our bitcoin. A resulting perception that our measures do not adequately protect our bitcoin holdings could result in a loss of current or potential stockholders, reducing demand for our common stock and causing our shares to decrease in value.

Bitcoin transactions are irrevocable and stolen or incorrectly transferred bitcoin may be irretrievable. As a result, any incorrectly executed digital asset transactions could adversely affect an investment in us.

Bitcoin transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the bitcoin network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of bitcoin or a theft of bitcoin generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. While we exchange our bitcoin directly for U.S. dollars on a cryptocurrency exchange and do not presently use, or expect to use, our bitcoin for any other transactions other than limited payroll-related payments, it is possible that, through computer or human error, or through theft or criminal action, our bitcoin could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party which has received our bitcoin through error or theft, we will be unable to revert or otherwise recover incorrectly transferred bitcoin. To the extent that we are unable to seek redress for such error or theft, such loss could adversely affect an investment in us.

We may face risks of Internet disruptions, which could have an adverse effect on not only the price of bitcoin but also our ability to mine bitcoin.

A disruption of the Internet may adversely affect the mining and use of cryptocurrencies, including bitcoin. Generally, cryptocurrencies and our business of mining bitcoin are dependent upon the Internet. A significant disruption in Internet connectivity could disrupt bitcoin’s network operations until the disruption is resolved and have an adverse effect on the price of bitcoin and our ability to mine bitcoin.

The limited rights of legal recourse available to us expose us and our investors to the risk of loss of our bitcoins for which no person is liable.

At this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen cryptocurrency; though law enforcement agencies like the FBI have recovered stolen bitcoin, that recovery has required significant amounts of time. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin we mine or otherwise acquire or hold for our own account.

The sale of our bitcoins to pay for expenses at a time of low bitcoin prices could adversely affect an investment in us.

We plan to sell our bitcoins to pay for operating expenses and growth on an as-needed basis. Consequently, we may sell our bitcoins at a time when bitcoin prices are low, which could adversely affect an investment in us. At this time, we do not engage in contractual or financial hedging activities related to our bitcoin holdings to mitigate potential decreases in the price of bitcoin. See the above risk factor entitled, The value of bitcoin has historically been subject to wide swings. Because we do not currently hedge our investment in bitcoin and do not intend to for the foreseeable future, we are directly exposed to bitcoin’s price volatility and surrounding risks.

Demand for bitcoin is driven, in part, by its status as a prominent and secure cryptocurrency. It is possible that a cryptocurrency other than bitcoin could have features that make it more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for bitcoin.

Bitcoin holds a “first-to-market” advantage over other cryptocurrencies. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use. Nonetheless, another form of cryptocurrency could become materially popular due to either a perceived or exposed shortcoming of the bitcoin network or a perceived advantage of another form of digital currency. If another form of digital currency obtains significant market share, this could reduce the interest in, and value of, bitcoin and the profitability of our bitcoin operations.

Our mining costs may be in excess of our mining revenues, which could seriously harm our business and adversely impact an investment in us. Mining operations are costly and our expenses may increase in the future. Increases in mining expenses may not be offset by corresponding increases in revenue (i.e., the value of bitcoin mined). Our expenses may become greater than we anticipate, and our investments to make our business more cost-efficient may not succeed. Further, even if our expenses remain the same or decline, our revenues may not exceed our expenses to the extent the price of bitcoin decreases without a corresponding decrease in bitcoin network difficulty. Increases in our costs without corresponding increases in our revenue would adversely affect our profitability and could seriously harm our business and an investment in us.

If we acquire or construct a data center, the properties included in our mining operations may experience damages, including damages that may not be covered by insurance.  A any future sites we establish will be subject to a variety of risks relating to physical condition and operation, including but not limited to: construction or repair defects or other structural or building damage; any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements; any damage resulting from natural disasters and climate change, such as hurricanes, earthquakes, fires, floods and windstorms; and claims by employees and others for injuries sustained at our properties.

Although we anticipate that our mining sites will be equipped with standard security measures normally associated with a traditional data center, and insured by an insurance provider, our mining sites could still be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other events outside of our control.

We are subject to risks associated with our need for significant electrical power. The operation of a bitcoin mining facility requires significant amounts of electrical power. Any mining site we currently operate or establish in the future can only be successful if we can continue to obtain sufficient electrical power for that site on a cost-effective basis. Geopolitical events including the war in Ukraine and inflationary impacts have caused power prices to increase worldwide; if power prices continue to increase while bitcoin prices decrease, our ability to profitability mine bitcoin would be negatively impacted.

We may curtail the energy used by our mining operations in times of heightened energy prices or in the case of a grid-wide electricity shortage either voluntarily or by agreement with utility providers. We may also encounter other situations where utilities or government entities restrict or prohibit the provision of electricity to mining operations. In these cases, our ability to produce bitcoin may be negatively affected.

There may be significant competition for suitable locations with access to affordable power.

Additionally, our facilities could be adversely affected by a power outage. Although we maintain limited backup power at certain sites, it would not be feasible to run miners on back-up power generators in the event of a government restriction on electricity or a power outage. To the extent we are unable to receive adequate power supply and are forced to reduce or cease our operations due to the availability or cost of electrical power, our business would be adversely affected.

Further, one of our key strategies is to use sustainable and environmentally friendly sources of energy, including nuclear energy sources. To the extent we are unable to obtain sustainable sources of energy on a cost-effective basis and execute on this strategy, our business could be adversely affected.

Increased scrutiny and changing expectations from stakeholders with respect to our ESG practices and the impacts of climate change may result in additional costs or risks. Companies across many industries are facing increasing scrutiny related to their environmental, social and governance (“ESG”) practices. Investor advocacy groups, certain institutional investors, investment funds and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the non-financial impacts of their investments. In May 2021, the SEC proposed rule changes that would require public companies to include certain climate-related disclosures in their periodic reports, including information about climate-related risks that are reasonably likely to have a material impact on their business, results of operations, or financial condition, and certain climate-related financial statement metrics in a note to their audited financial statements. The SEC noted that such rule changes were proposed in response to investor demands for consistent and comparable data on climate change. Furthermore, increased public awareness and concern regarding environmental risks, including global climate change, may result in increased public scrutiny of our business and our industry, and our management team may divert significant time and energy away from our operations and towards responding to such scrutiny and reassuring our employees.

In addition, the physical risks of climate change may impact the availability and cost of materials and natural resources, sources and supplies of energy, and demand for bitcoin and other cryptocurrencies, and could increase our insurance and other operating costs, including, potentially, to repair damage incurred as a result of extreme weather events or to renovate or retrofit facilities to better withstand extreme weather events. If environmental laws or regulations or industry standards are either changed or adopted and impose significant operational restrictions and compliance requirements on our operations, or if our operations are disrupted due to physical impacts of climate change, our business, capital expenditures, results of operations, financial condition and competitive position could be negatively impacted.

Our operations and profitability may be adversely affected by competition from other methods of investing in cryptocurrencies.  We will compete with other users and/or companies that are mining bitcoin and other potential financial vehicles, including securities backed by or linked to bitcoin. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in cryptocurrencies directly, which could limit the market for our shares and reduce their liquidity. The emergence of other financial vehicles and exchange-traded funds have increased scrutiny on cryptocurrencies, and such scrutiny could be applicable to us and impact our ability to successfully establish or maintain a public market for our securities. Such circumstances could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin we mine or otherwise acquire or hold for our own account, and harm investors.

From time to time, as market conditions change, large holders of bitcoin may sell large amounts all at once into the market, thereby constraining the growth of the price of bitcoin.

There are very large holders of bitcoin, including other miners, that may choose or be forced to sell large quantities of bitcoin all at once or over a short period of time. Such an increase in selling volume could create downward pressure on the market price of bitcoin.

Potential that, in the event of a bankruptcy filing by a custodian, bitcoin held in custody could be determined to be property of a bankruptcy estate and we could be considered a general unsecured creditor thereof.

All of the bitcoin we hold is held in either cold or hot storage by the Custodian. The treatment of bitcoins held by custodians that file for bankruptcy protection is uncharted territory in U.S. Bankruptcy law. We cannot say with certainty whether our bitcoin held in custody by the Custodian, should it declare bankruptcy, would be treated as property of the bankruptcy estate and, accordingly, whether we would be treated as a general unsecured creditor with respect of our bitcoin held in custody by the Custodian. If we are treated as a general unsecured creditor, we may not be able to recover our bitcoin in the event of a the Custodian bankruptcy or a bankruptcy of any other custodian we may use in the future.

There are risks related to technological obsolescence, the vulnerability of the global supply chain for cryptocurrency hardware disruption and difficulty in obtaining new hardware which may have a negative effect on our business.

As our mining facilities operate, our miners experience ordinary wear and tear and may face more significant malfunctions caused by a number of extraneous factors beyond our control. The degradation of our miners will also require us, over time, to repair or replace miners which are no longer functional. Additionally, as technology evolves, we may be required to acquire newer models of miners to remain competitive in the market. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis.

Further, the global supply of miners is unpredictable and presently heavily dependent on manufacturers headquartered in China, with manufacturing in Asia, which was severely affected by the emergence of the COVID-19 pandemic. Such manufacturers include several types of ASIC miners, including Bitmain Antminers, Canaan Avalon miners and MicroBT WhatsMiners, all of which are produced in China, Malaysia, Indonesia or Thailand. Geopolitical matters, including the relationship of the U.S. with China, may impact our ability to import ASIC miners. As a result, we may not be able to obtain adequate replacement parts for our existing miners or obtain additional miners from manufacturers on a timely basis. Such events could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin we mine or otherwise acquire or hold for our own account, and harm investors.

Since there has been limited precedent set for financial accounting of digital assets, including bitcoin, it is unclear how we will be required to account for transactions involving digital assets.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board or the SEC as to bitcoin miners, it is unclear how bitcoin miners may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards or interpretations by the SEC, particularly as they relate to the Company and the financial accounting of our bitcoin-related operations, could result in changes in our accounting treatment and the necessity to restate our financial statements. Such continued uncertainty with regard to financial accounting matters, particularly as they relate to the

Company, the financial accounting of our bitcoin-related operations and the SEC comments we have received in respect of such matters, could negatively impact our business, prospects, financial condition and results of operations and our ability to raise capital.

If we fail to grow our hashrate, we may be unable to compete, and our results of operations could suffer. Generally, a bitcoin miner’s chance of solving a block on the bitcoin blockchain and earning a bitcoin reward is a function of the miner’s hashrate (i.e., the amount of computing power devoted to supporting the bitcoin blockchain), relative to the global network hashrate. As demand for bitcoin has increased, the global network hashrate has increased, and to the extent more adoption of bitcoin occurs, we would expect the demand for bitcoin would increase, drawing more mining companies into the industry and further increasing the global network hashrate. As new and more powerful and energy-efficient mining servers are deployed, the global network hashrate will continue to increase, meaning a miner’s respective percentage of the total daily rewards will decline unless it deploys additional hashrate at pace with the growth of global hashrate. Accordingly, to compete in this highly competitive industry, we believe we will need to continue to acquire new miners, both to replace those lost to ordinary wear and tear and other damage, and to increase our hashrate to keep up with a growing global network hashrate.

We plan to grow our hashrate, in part, by acquiring newer, more powerful and energy-efficient miners. These new miners are highly specialized servers that are very difficult to produce at scale. As a result, there are limited producers capable of producing large numbers of sufficiently effective miners. The cost of these miners is directly correlated to bitcoin prices and the profitability of bitcoin mining. Demand for new miners increased in response to increased bitcoin prices in 2021 followed by a decreased in demand due to falling bitcoin prices in 2022. We observed the price of these new miners followed changes in demand, resulting in elevated machine prices when bitcoin mining economics are high and significantly lower prices when these economics are strained. As a result, positive bitcoin economics may negatively impact our future equipment costs and increase the competition to secure mining equipment. If we are unable to acquire sufficient numbers of new miners or access sufficient capital to fund our acquisitions, our results of operations and financial condition may be adversely affected, which could adversely affect investments in our securities.

Global economic conditions, including continuing or worsening inflationary issues and associated changes in monetary policy and potential economic recession, and geopolitical events such as the Russia-Ukraine conflict, and the subsequent imposition of sanctions as a result of the Russia-Ukraine conflict, and the Israeli-Palestinian conflict, could adversely affect our business, financial condition and results of operations. General economic and political conditions such as economic recessions, interest rates, rising inflation, commodity prices, foreign currency fluctuations, international tariffs, social, political and economic risks, hostilities or the perception that hostilities may be imminent, military conflict and acts of war, including further escalation of the Russia-Ukraine conflict and the related response, including sanctions or other restrictive actions, by the United States and/or other countries, as well as the Israeli-Palestinian conflict, could adversely impact our business, supply chain or partners. The U.S. inflation rate steadily increased since 2021 and into 2022 , 2023 and 2024. These inflationary pressures, as well as disruptions in our supply chain, have increased the costs of most other goods, services and personnel, which have in turn caused our capital expenditures and operating costs to rise. Sustained levels of high inflation caused the U.S. Federal Reserve and other central banks to increase interest rates, which have raised the cost of acquiring capital and reduced economic growth, either of which—or the combination thereof—could hurt the financial and operating results of our business. In addition, the extent and duration of the situation in Ukraine, resulting sanctions and resulting future market disruptions are impossible to predict, but could be significant.

Dependence on Third Parties. We will be required to rely on a third-party mining pool service provider for our mining revenue payouts. Due to the open-source structure of the bitcoin network protocol, any failure to properly monitor and upgrade the protocol may adversely affect our revenues.

We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.  The capital and credit markets may experience extreme volatility and disruption which may lead to uncertainty and liquidity issues for both borrowers and investors. We may access the capital markets to supplement our existing funds and cash generated from operations in satisfying our needs for working capital; capital expenditure and debt service requirements. In the event of adverse capital and credit market conditions, we may not be able to obtain capital market financing on similar favorable terms, or at all, which could have a material adverse effect on our business and results of operations. Changes in credit ratings issued by nationally recognized credit rating agencies could adversely affect our cost of financing and have an adverse effect on the market price of our securities. The same factors could impact the ability of our customers to purchase our products.

We have a limited operating history and may never be profitable. Since we have a limited operating history, it is difficult for potential investors to evaluate our business. We expect that we will continue to need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable.

We have no intention to pay dividends. A return on investment may be limited to the value of the Common Stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

Risks of expansion of our business arise due to our limited operating history.  Historically we have had a limited number of employees and consultants.  As we expand operations,  we will be required to establish a corporate infrastructure, and management has limited experience in managing an enterprise. Our continued growth and profitability depend on our ability to successfully realize our growth strategy by expanding our mining capability.  We cannot assure that our efforts will be successful nor that we will not incur unforeseen administrative and compliance costs. We could also face significant competition for new technical staff from other companies in the cryptocurrency industry, which we believe will enjoy continued expansion in the near future. These factors could adversely impact our growth and profitability in the future.

Dependence on Key Personnel.  We depend on key personnel, including B. Joshua Hoskins, our sole officer, members of our Board of Advisors,  and other future members of management, and the loss of services of one or more members of our senior management team or our technical team or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and trading price of our Common Stock.

The ability of stockholders to control our policies and effect a change of control of our Company is limited by certain provisions of our Articles of Incorporation and bylaws and by Wyoming law.  There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests.

Our Articles of Incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests.

Our Articles of Incorporation provide for the issuance of an unlimited number of shares of preferred stock and common stock. The Board of Directors has the authority, without approval of shareholders, to issue preferred stock in one or more series. Any preferred stock could have dividend, voting or liquidation rights senior to the Common Stock purchased in this offering.

In addition to the above provisions, certain provisions of the Wyoming Management Stability Act may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our stockholders, including:

•

“business combination” provisions that, until our Common Stock is listed on NASDAQ or a national securities exchange, or we have more than 1,000 shareholders of record, or we have assets of more than $10 million as of the end of our last fiscal year, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the voting power of our outstanding voting shares or an affiliate or associate of ours who, at any time within the three-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements (approval by two-thirds of shares not owned by the interested shareholder); and

•

“control share” provisions that provide that holders of “control shares” of our Company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, excluding all interested shares.

Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our Common Stockholders with the opportunity to realize a premium over the then current market price. Each item discussed above may delay, deter or prevent a change in control of our Company, even if a proposed transaction is at a premium over the then-current market price for our Common Stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

Our Board of Directors may change our policies without stockholder approval.  Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or those committees or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our Board of Directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.  Wyoming law provides that a director has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Our Articles of Incorporation will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services; or a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated. In addition, our Articles of Incorporation will authorize us to obligate us, and our bylaws will require us, to indemnify our directors for actions taken by them in those capacities to the maximum extent permitted by Wyoming law. Our Articles of Incorporation and bylaws also authorize us to indemnify these officers for actions taken by them in those capacities to the maximum extent permitted by Wyoming law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our Company, your ability to recover damages from such director or officer will be limited. In addition, we will be obligated to advance the defense costs incurred by our directors and our officers, and may, in the discretion of our Board of Directors, advance the defense costs incurred by our employees and other agents, in connection with legal proceedings.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.  The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

Management discretion as to use of proceeds. The Company’s success will be substantially dependent upon the discretion and judgment of its management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described in “Use of Proceeds” is an estimate based on the Company’s current business plan. The Company, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and it will have broad discretion in doing so.

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

Risks related to our securities and the offering

There has been only no public market for our Common Stock and an active trading market for our Common Stock may not develop following this offering.  There has not been any public market for our Common Stock, and an active trading market may not develop or be sustained. We currently have no plans to list our securities on any trading market.  Our Common Stock may not be able to be resold at or above the offering price. The offering price of the Common Stock offered hereby has been determined arbitrarily by management without regard to earnings, book value, or other traditional indication of value. Our Common Stock may never trade, or may trade below the offering price following the completion of this offering. The market value of our Common Stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our Common Stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of companies in the medical cannabis industry and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock and bond market conditions.

The market price and trading volume of our Securities may be volatile following this offering.  Even if an active trading market develops for our Common Stock, the trading price of our Common Stock may be volatile. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. If the trading price of our Common Stock declines significantly, you may be unable to resell your shares at or above the public offering price.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Common Stock include:

•actual or anticipated variations in our quarterly operating results or dividends;

• changes in our funds from operations or income estimates;

 • publication of research reports about us or the cryptocurrency industry;

 • changes in market valuations of similar companies;

 • adverse market reaction to any additional debt we incur in the future;

 • additions or departures of key management personnel;

 •actions by institutional stockholders;

 •speculation in the press or investment community;

•the realization of any of the other risk factors presented in this Memorandum;

•the extent of investor interest in our securities;

•investor confidence in the stock and bond markets, generally;

 •changes in tax laws;

• future equity issuances;

 • failure to meet income estimates; and

•general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their Common Stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our Common Stock.

If you invest in this offering, you will experience immediate dilution.  The offering price of the shares is higher than the pro forma net tangible book value per share of our outstanding shares of Common Stock. Accordingly, if all offered shares are sold, investors will experience immediate dilution of $____ per share in the pro forma net tangible book value per share of Common Stock. This means that investors who purchase Units will pay a price per share that exceeds the pro forma net tangible book value of our assets after subtracting our liabilities.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our Common Stock and, in the case of equity securities, may be dilutive to existing stockholders.  In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before Common Stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional Common Stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing Common Stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our Common Stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to Common Stockholders.

The Company’s Financial Statements include a Going Concern Opinion. The Company’s consolidated financial statements were prepared on a “going concern” basis.  Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the Company’s ability to continue as a going concern. Specifically, the Company had negative stockholder’s equity of $500 and an accumulated deficit of $500 as of November 30, 2024. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the Company will achieve its goals and reach profitable operations and is still dependent upon its ability to obtain sufficient debt and/or equity capital and/or to generate positive cash flow from operations.

The Subscription Agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Wyoming, regardless of convenience or cost to you, the investor.  As part of this investment, each investor will be required to agree to the terms of the Subscription Agreement.  In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Wyoming, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Although we believe the provision benefits us by providing increased consistency in the application of Wyoming law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims.  Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the Subscription Agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the Agreement, including any claims made under the federal securities laws. By signing the Agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Wyoming, which governs the Agreement, by a federal or state court in the State of Wyoming. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The Company believes that this is the case with respect to the Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreement with a jury trial. No condition, stipulation or provision of the Subscription Agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the Subscription Agreement.

Risks Related to COVID-19

The Company’s operations could be adversely affected by renewed outbreaks of the COVID-19 virus or variants thereof.  In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Units and investor demand for our securities generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the Company’s cost of capital and adversely affect its ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect the Company’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the Company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and the Company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the Company’s business. The Company’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of our securities and the financial condition of the Company’s investors or prospective investors, resulting in reduced demand for the securities of the Company generally. “Shelter-in-place” or other such orders by governmental entities could also disrupt the Company’s operations, if employees, who cannot perform their responsibilities from home, are not able to report to work.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders assuming that the shares are sold at $.25 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the Company as of December 31, 2024.

	Issued Shares	Reserved Shares	Total Issued and Potential Shares	Effective Cash per Share of Common Stock at Issuance
Common Stock	200,000,000		200,000,000	$.00005
Total Common Share Equivalents	200,000,000		200,000,000	$.00005
Investors in this offering, assuming $50,000,000 raised	200,000,000			$.25(1)
Total After Inclusion of this offering	430,000,000		430,000,000	$.1250

(1)  Does not give effect to the 15% discount that certain investors may receive on the price paid per share.  For details of the effective discount, see “Plan of Distribution and Selling Shareholders - Perks.”

The following table illustrates the dilution that new investors will experience upon investment in the Company relative to existing holders of the Company’s securities. Because this calculation is based on the net tangible assets of the Company, the Company is calculating based on its net tangible book value of $14,500 as of December 31, 2024, as included in its financial statements as of that date. The offering costs assumed in the following table includes up to $3,650,000 in offering costs.

The table presents four scenarios for the convenience of the reader: a fully subscribed $50,000,000 raise from this offering, a $25,000,000 raise from this offering, a $12,500,000 raise from this offering, and a $500,000 raise from this offering, This table does not give effect to the 15% discount that certain investors may receive on the price paid per share. For details of the effective discount, see “Plan of Distribution - Perks.”

Percentage of Offering raised	100%	50%	25%	1%
Net Offering Proceeds	$46,350,000	$23,100,000	$11,475,000	$315,000
Net tangible book value per share before Offering	$0.0003	$0.0003	$0.0003	$0.0003
Net tangible book value after Offering	$46,365,000	$23,115,000	$11,490,000	$330,000
Net increase in net tangible book value	$46,350,000	$23,100,000	$11,475,000	$315,000
Net tangible book value per share after offering	$0.1855	$0.1541	$0.1149	$0.0063
Total shares outstanding after Offering	250,000,000	150,000,000	100,000,000	52,000,000
Increase in tangible book value from new shareholders	$0.1852	$0.1538	$0.1146	$0.0060
Dilution to new shareholders	$0.0645	$0.0959	$0.1351	$0.2437
Percentage dilution to new shareholders	25.8%	38.4%	54.0%	97.5%

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a Company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger Company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when the Company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2024 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●

In December 2024 the company is doing very well and sells $1 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●

In June 2025 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The Company is offering a up to 200 million shares (not including shares that may be issued as perks – See “—Perks” below) of our Common Stock at a price of $.25 per share. The Offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. There is no minimum subscription amount required (other than a per investor minimum purchase of $250) to distribute funds to the Company. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this offering.

The Company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) [one year after qualification], and (3) the date at which the offering is earlier terminated by us, in our sole discretion.

We may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The Company is offering its securities in all states other than Florida, New Jersey, Texas, North Dakota, Washington, and New Jersey.

We have not engaged any placement agent or underwriter in connection with this offering. To the extent that we do so, we will file a supplement to the Offering Statement of which this Offering Circular is a part.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our website at www.block40x.com. Payments will be processed by us or a third party engaged by us at an estimated cost of 7%, including share issuance costs. and upon each closing, funds will be deposited immediately available to the Company at its account at KeyBank, N.A. If a subscription is rejected, funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company.

Process of Subscribing

You will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Stock in this offering, you should complete the following steps:

1. Go to www.block40x.com

2. Click on the “Invest Now” button;

3. Complete the online investment form;

4. Deliver funds directly by check, wire, debit card, credit card (which may incur a processing fee of 4%), or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

5. Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

6. Once AML is verified, investors will electronically receive, review, execute and deliver to us a Subscription Agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Common Stock for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Common Stock, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Common Stock. Broker-dealers and other persons participating in the Offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. Transferees of the Common Stock will be required to meet the above suitability standards.

In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the Common Stock. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

The Common Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Common Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the investor, without interest or deductions.

Transfer Agent

The Company has also engaged Colonial Stock Transfer (the “Transfer Agent”), a registered transfer agent with the Securities and Exchange Commission, who will serve as Transfer Agent to maintain stockholder information on a book-entry basis. The Company estimates the aggregate fee due for the above services to be approximately $1,000 annually.

Perks

Certain investors in this offering are entitled to receive a 15% discount on the price paid per share, if they purchase at least 1,000,000 shares of Common Stock.  This effectively reduces their per share price to $.2125 per share.

Provisions of Note in the Company’s Subscription Agreement

Forum Selection Provision

The Subscription Agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of Wyoming, for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the Company believes the provision benefits us by providing increased consistency in the application of Wyoming law in the types of lawsuits to which it applies and in limiting the Company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS

The Use of Proceeds is an estimate based on the Company’s current business plan. A portion of the proceeds from this Offering may ultimately be used to compensate or otherwise make payments to officers or directors of the Company. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds from this offering may be used to pay these ongoing business expenses.

Assuming a maximum raise of $50,000,000, (and assuming no shares are issued as perks, see “Plan of Distribution - Perks”), the net proceeds of this offering would be approximately $46,350,000 after estimated offering costs of $3,650,000, including legal, accounting and 7% in transaction fees  as set forth under the caption “Plan of Distribution” above.  If the Company successfully raises $46,350,000 in net proceeds, it intends to use the proceeds as follows: (a) $41,350,000 for construction or acquisition of one or more data centers with a long term electricity contract, and purchase of  bitcoin mining servers; (b) cyber security and information technology infrastructure  costs of $1,000,000; and (d)  the remainder of $4,000,000 for working capital and general and administrative expenses.

Assuming a maximum raise of $25,000,000, (and assuming no shares are issued as perks, see “Plan of Distribution - Perks”), the net proceeds of this offering would be approximately $23,100,000 after estimated offering costs of $1,900,000, including legal, accounting and 7% in  transaction fees  as set forth under the caption “Plan of Distribution” above.  If the Company successfully raises $23,100,000 in net proceeds, it intends to use the proceeds as follows: (a) construction or acquisition of a data center, with a long term electricity contract and bitcoin mining servers for $20,600,000; (b) cyber security and information technology infrastructure  costs of $500,000; and (c) the remainder of $2,000,000 for working capital and general and administrative expenses.

Assuming a maximum raise of $12,500,000, (and assuming no shares are issued as perks, see “Plan of Distribution - Perks”), the net proceeds of this offering would be approximately $11,475,000 after estimated offering costs of $1,025,000, including legal, accounting and 7% in  transaction fees  as set forth under the caption “Plan of Distribution” above.  If the Company successfully raises $11,475,000 in net proceeds, it intends to use the proceeds as follows: (a) construction or acquisition of a data center, with a long term electricity contract and bitcoin mining servers for $10,175,000; (b) cyber security and information technology infrastructure  costs of $500,000; and (c) the remainder of $800,000 for working capital and general and administrative expenses.

Assuming a maximum raise of $500,000, (and assuming no shares are issued as perks, see “Plan of Distribution - Perks”), the net proceeds of this offering would be approximately $315,000 after estimated offering costs of $85,000, including legal, accounting and  7% in  transaction fees  as set forth under the caption “Plan of Distribution” above.  If the Company successfully raises $315,000 in net proceeds, it intends to use the proceeds as follows: (a) purchase of $250,000 of bitcoin mining servers; (b) cyber security and information technology infrastructure  costs of $15,000; and (c) the remainder of $50,000 for working capital and general and administrative expenses.

The Company reserves the right to change the above use of proceeds if it receives proceeds from other equity investors or from debt investors, which debt may be repaid from the proceeds of this Offering, or as management believes to be in the best interests of the Company. In the event that an opportunity arises to fund the all or part of the acquisition or development of an electrical power source, funds may be used for that purpose.

THE COMPANY’S BUSINESS

Overview

Block40X, Inc. (the “Company”) is newly organized and intends to engage in mining bitcoin. Bitcoin mining is the process of adding transaction records to Bitcoin's public ledger of past transactions, known as “blockchain.” Bitcoin mining is accomplished via specialized computer servers and accompanying software to generate a cryptographic solution that matches specific criteria. When a correct solution is reached, a reward in the form of bitcoin and fees for the work done is given to the miner(s) who reached the solution first.  This reward process continues until all 21 million Bitcoins are circulating, estimated to be completed in 2040. Once that number is reached, the mining process is expected to cease.

Miners are rewarded for validating each block, with the reward halving each 210,000 blocks (roughly every 4 years). The current reward amount is 3.125 bitcoin per block, last adjusted in April 2024. Another incentive for Bitcoin miners to participate in the process is transaction fees. In addition to rewards, miners also receive fees from any transactions contained in that block. When Bitcoin reaches its planned limit of 21 million (expected around 2140), miners will be rewarded with fees for processing transactions that network users will pay. These fees ensure that miners still have the incentive to mine and keep the blockchain network going. The idea is that competition for these fees will cause them to remain low after halving events are finished.

The primary variables in mining profitability are the cost of physical servers, costs for housing and maintaining the services, and electricity costs. We initially intend to purchase mining servers and collocate them in data centers operated by non-affiliated mining companies. Because we will be required to pay for the electrical power and other costs, we cannot expect to generate a favorable profitability. If we are able to obtain more than $500,000 from the proceeds of this offering, we will be able to establish our own data centers and electricity sources, giving us the possibility to increase profitability.

Alternatively, we may be able to obtain higher revenues from leasing our servers or any data centers we develop, for artificial intelligence and machine learning use. This market is developing, and we are only at the investigative stage with respect to this potential business.

The Company was incorporated in Wyoming on November 12, 2024.

Business Activity

Bitcoin mining is expected to be our principal revenue generating business activity. Bitcoin was introduced in 2008 with the goal of serving as a digital means of exchanging and storing value. Bitcoin depends on a consensus-based network and a public ledger called a “blockchain,” which contains a record of every bitcoin transaction ever processed. The bitcoin network is the first decentralized peer-to-peer payment network powered by users participating in the consensus protocol, with no central authority or intermediaries, that has wide network participation. The authenticity of each bitcoin transaction is protected through digital signatures that correspond with addresses of users that send and receive bitcoin. Users have full control over remitting bitcoin from their own sending addresses. All transactions on the bitcoin blockchain are transparent, allowing those running the appropriate software to confirm the validity of each transaction. To be recorded on the blockchain, each bitcoin transaction is broadcast across the network and validated by nodes. Miners then compete, using a proof-of-work consensus method, to find a target hash value, or output of a cryptographic function, and thereby add a new block and its transactions to the blockchain. This process is called mining. Miners are rewarded with bitcoins, in the form of newly-created bitcoins from the block subsidy and transaction fees included in that block.

Factors such as access to computer processing capacity, interconnectivity, electricity cost, environmental factors (such as cooling capacity) and location play important roles in mining. In bitcoin mining, “hashrate” is a measure of the computing and processing power and speed by which a mining computer mines and processes transactions on the bitcoin network. A company’s hashrate determines its market share and is therefore generally considered one of the most important metrics for evaluating bitcoin mining companies.

We plan to obtain bitcoin as a result of our mining operations by contributing all of our computing power to one mining pool operator. We have not yet entered into a contract with any operator. These contracts typically provide that they are is terminable at any time by either party. In exchange for providing computing power to the mining pool, we expect we will be entitled to bitcoin rewards from the mining pool operator, which is a variable consideration calculated based on a predetermined formula agreed to by us and the mining pool operator as a part of the arrangement. The variable consideration is constrained until we can reasonably estimate the amount of mining rewards by the end of a given day based on the actual amount of computing power provided to the mining pool operator. By then, we consider it a high probability that a significant reversal in the amount of revenue will not occur and include such variable consideration in the transaction price. Providing computing power is an output of our ordinary activities and the only performance obligation in our contracts with our mining pool operator. We recognize the revenue when the variable consideration is no longer constrained and the performance obligation of providing computing power has been satisfied. As a result, we do not present disaggregated revenue information on block rewards and transaction verification fees.

We may sell bitcoin from time to time, to support our operations and strategic growth. We do not currently plan to engage in regular trading of bitcoin (other than as necessary to convert our bitcoin to U.S. dollars) or to engage in hedging activities related to our holding of bitcoin; however, our decisions to hold or sell bitcoin at any given time may be impacted by the bitcoin market, which has been historically characterized by significant volatility. Decisions to hold or sell bitcoins are determined by management by analyzing forecasts and monitoring the market in real time.

Since mining servers are also capable of providing computing power to support machine learning, we also may consider opportunistically leasing our mining servers to companies engaged in developing and using artificial intelligence, or companies servicing the industry. We plan to do so on the basis of the amount we can receive from providing such services, compared to bitcoin mining, and the length and other terms of the lease contract we may be able to obtain.

Markets, Geography and Major Customers

Bitcoin is a global store and exchange of value used by people across the world as an asset and to conduct daily transactions. Mining bitcoin supports the global bitcoin blockchain and the millions of people that depend on it for economic security and other benefits. Strictly speaking, there is no customer market for mining bitcoin but we consider our mining pool operator a customer because it compensates us for providing processing power to the mining pool (see “Risk Factors”—“Our reliance on a third-party mining pool service provider for our mining revenue payouts may adversely affect an investment in us.”). We may lease or  own and operate our own facilities and we may collocate our servers with existing data centers, or we may lease mining space to other mining companies or private individuals that mine.

Working Capital Items

The bitcoin mining and AI leasing industries are highly competitive and dependent on specialized mining machines that have few manufacturers. Machine purchases often require large down payments and miner deliveries often arrive many months after initial orders are placed.  In addition to purchasing directly from manufacturers, current market conditions from time to time may provide us with opportunities to purchase both new and used machines on the spot-market from other miners or retail-dealers of machines for better financial terms and delivery terms, but there can be no guarantee that such opportunities will continue on a long-term basis. We may purchase mining machines through re-sellers or directly from manufacturers. Whether re-sellers or manufacturers have better purchase and delivery terms or more/superior inventory available is likely to change from time to time.

Materials and Suppliers

We intend to engage in high efficiency bitcoin mining by using ASICs. These specialized computers, often called mining rigs, have few manufacturers. Most of the machines are manufactured in Asia, including China.

In addition to ASICs, mining equipment includes networking equipment, power cords, racking, other specialized equipment, transformers and energy equipment. We will rely on utility providers for our power needs. These utilities buy into local energy mixes to source power. We may  establish our facilities in locations serviced by utilities that source a substantial portion of their energy from clean and renewable sources. We may, but are not required to, supplement a portion of the energy mix provided by our utility providers by purchasing renewable energy credits as the precise ratio of renewable energy in local energy mixes is not within our control.

We will have exposure to market fluctuations in energy prices through our power providers. We intend to actively manage these risks through activities such as the deployment of advanced software solutions to increase unit efficiency and energy curtailment when appropriate. These energy market prices may be significantly impacted by market conditions and geopolitical events. Historically, our methodology and operations have been efficient and resilient enough to withstand market pressures and global events, but there can be no certainty that we will not be negatively affected in the future.

While some macro-economic indicators available as of the date of this Offering Circular suggest that inflation may be slowing, inflationary pressures impact virtually all aspects of our materials and suppliers, including power prices, and are likely to impact our fiscal year 2025.

Environmental Issues

We do not anticipate any significant pollution or other types of hazardous emission will result from our direct operations and it is not anticipated that our operations will be materially affected by federal, state or local provisions concerning environmental controls. However, we cannot foresee that our costs of complying with environmental, health and safety requirements will not be material.

Some policymakers have expressed concerns over the high energy consumption of data centers, including bitcoin miners, and the ancillary effects on the environment from that energy consumption. Many media reports focus exclusively on the energy requirements of bitcoin mining and cite it as an environmental concern. We carefully monitor existing and pending climate change legislation, regulation, and international treaties or accords for any material effect on our business or markets that we serve, our operational results, our capital expenditures or our financial position.

We may purchase energy from the electrical grid, and as a result our energy mix will vary from period to period based on a variety of factors including weather, temperature, demand, and how the grid operator ultimately procures and utilizes energy resources.

Competition

Bitcoin mining is a global activity. During fiscal year 2021, a majority of bitcoin mining occurred in China. After China banned bitcoin mining in May 2021, the center of mining moved to North America. Bitcoin mining by its nature is a competitive business; all miners compete for the same number of bitcoin rewards. Our competitors include large, publicly listed mining companies, large private mining companies, and, in some cases, independent, individual miners who pool resources. We define our principal competitors as other publicly traded bitcoin miners because there is widely available information about their operations. We believe our principal competitive advantages include our energy background, a combination of owned, operated, and co-located miners and facilities, our strategic use of the bitcoin we mine to fund operational growth and our commitment to responsible business practices, including building in communities that source renewable energy. Within North America, our major competitors include Clean Spark, Inc., Marathon Digital Holdings, Riot Blockchain, Inc., Core Scientific, Inc., Bitfarms LTD., Iris Energy Limited, Cipher Mining Inc., and Terawulf Inc.

In addition to the foregoing, we will compete with other companies that focus all or a portion of their activities on mining activities or AI leasing at scale. We face significant competition in certain operational aspects of our business, including, but not limited to, the acquisition of new miners, obtaining low-cost electricity, obtaining clean energy sources, obtaining access to energy sites with reliable sources of power and evaluating new technology developments in the industry.

Intellectual Property

We do not currently own any patents in connection with our existing and planned bitcoin mining-related operations. We  expect to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights.

Government Regulation

Bitcoin mining is largely an unregulated activity at both the state and federal level. We anticipate that bitcoin mining will be a focus for increased regulation in the near- and long-term, and we cannot predict how future regulations may affect our business or operations.

State regulation of bitcoin mining is important with respect to where we conduct our mining operations. In March 2022, the United States announced plans to establish a unified federal regulatory regime for cryptocurrency, and a group of United States Senators sent a letter to the United States Treasury Department (the “Treasury”) asking Treasury Secretary Janet Yellen to investigate the Treasury’s ability to monitor and restrict the use of cryptocurrencies to evade sanctions imposed by the United States. We are unable to predict the impact that any new regulations may have on our business at this time.

In August 2021, the chair of the SEC stated that he believed investors using digital asset trading platforms are not adequately protected, and that activities on the platforms can implicate the securities laws, commodities laws and banking laws, raising a number of issues related to protecting investors and consumers, guarding against illicit activity, and ensuring financial stability. The chair expressed a need for the SEC to have additional authority to prevent transactions, products, and platforms from “falling between regulatory cracks,” as well as for more resources to protect investors in “this growing and volatile sector.” The chair called for federal legislation centering on digital asset trading, lending, and decentralized finance platforms, seeking “additional plenary authority” to write rules for digital asset trading and lending. Since that time, Congress has considered a number of legislative proposals for regulating the digital asset industry. We continue to monitor and proactively engage in dialogue on legislative matters related to our industry.

In addition, federal regulators have increased their enforcement activity in the digital asset industry. Federal agencies such as the SEC and Commodity Futures Trading Commission (“CFTC”) have brought a number of enforcement actions, including actions against significant players in the industry. In fiscal year 2023, for example, the CFTC brought 47 actions involving conduct related to digital asset commodities, representing more than 49 percent of all actions filed by the CFTC during that time period. This increased enforcement by agencies like the SEC and CFTC has resulted in part from the failure of FTX Trading Ltd. (“FTX”) in November 2022 and the resulting market turmoil that failure caused.

While these statements tend to focus more on digital asset exchanges and other players in the digital asset space and less on bitcoin miners, the failure of large exchanges may impact the adoption and value of bitcoin. Additionally, because we sell our bitcoin on exchanges, we may also be potentially impacted by exchange failures in that respect. For those reasons, we carefully vet the exchanges we use for adequate compliance with U.S. laws as well as liquidity, using the information available to us, but we cannot be certain that we will be able to avoid the negative effects of a large exchange failure.

Federal, state and international bodies are considering limitations on the use of artificial intelligence. On October 30, 2023, President Biden signed an Executive Order on the Safe, Secure and Trustworthy Development and Use of Artificial Intelligence. This executive order requires regulatory agencies, such as the Federal Trade Commission and the Consumer Financial Protection Bureau, to promulgate regulations regarding consumer protection, privacy and civil rights. Legislation regulating AI  has been enacted in the European Union, the United Kingdom, and other countries, and the United States Congress may also enact legislation affecting artificial intelligence, which could impose significant regulations on us, including those related to energy use and privacy protections, and other costs to comply with such regulations. Further, such regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC, CFTC and other agencies, which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see  “Risk Factors” beginning on page 6 of this Offering Circular.

Cybersecurity

Our share of bitcoins mined from our pool are initially received by us in wallets we control, which are maintained by a third party custodian to be engaged (the “Custodian”).   We sell portions of the bitcoin we mine and utilize hot wallets to hold this bitcoin immediately prior to selling for working capital purposes. We hold any remainder of our bitcoin in cold storage. Bitcoin in cold wallets are reconciled monthly and are considered “on-chain.” In other words, the cold wallets have a unique blockchain address and their activity is tracked through the blockchain by the Company if there are any reconciling issues. For security reasons, the Custodian does not disclose the geographic location of its cold storage wallets to its customers. Our custody agreement with the Custodian provides that the Custodian will obtain and maintain at its sole expense insurance coverage in such types and amounts as are commercially reasonable for the custodial services provided under the custody agreement. We do not carry additional insurance coverage on our bitcoin holdings. Further we are not aware of any insurance providers or other third parties (e.g. auditors) having inspection or other verification rights associated with digital assets held in storage.

We recognize the importance of assessing, identifying and managing material risks associated with cybersecurity threats, as such term is defined in Item 106(a) of Regulation S-K. Bitcoins we mine or hold for our own account may be subject to loss, theft or restriction on access. Hackers or malicious actors may launch attacks to steal, compromise or secure bitcoins, such as by attacking the bitcoin network source code, exchange miners, third-party platforms (including the Custodian), cold and hot storage locations or software, or by other means. We may be in control and possession of substantial holdings of bitcoin, and as we increase in size, we may become a more appealing target of  hackers, malware, cyberattacks or other security threats. We plan to continue to evaluate all cybersecurity matters with respect to our information technology use and protection, including, but not limited to, data governance, privacy, compliance and cybersecurity.

We intend to implement controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of our IT systems and data that we believe to be reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. We are also required to comply with applicable laws, rules, regulations and contractual obligations relating to the privacy and security of our IT systems and data and to the protection of such IT systems and data from unauthorized use, access, misappropriation or modification.

Insurance

We plan to obtain property insurance coverage for our bitcoin miners with one or more insurance issuers as it may be available.

Employees

The Company has one part-time employee, its sole officer. We plan to hire two to three additional employees with the proceeds of this Offering and to increase our President’s employment to full time.

Litigation

The Company has not been a party to any litigation.

THE COMPANY’S PROPERTY

We currently share a limited amount of office space with our officer and director at no cost. Upon completion of no less than $500,000 of this Offering, we plan to seek for office space in or near American Fork, Utah.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the consolidated financial statements and financial condition of Block40X, Inc.. and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Block40X, Inc. (the “Company”) is newly organized and intends to engage in mining bitcoin. Bitcoin mining is the process of adding transaction records to Bitcoin's public ledger of past transactions, known as “blockchain.” Bitcoin mining is accomplished via specialized computer servers and accompanying software to generate a cryptographic solution that matches specific criteria. When a correct solution is reached, a reward in the form of bitcoin and fees for the work done is given to the miner(s) who reached the solution first.  This reward process continues until all 21 million Bitcoins are circulating, estimated to be completed in 2040. Once that number is reached, the mining process is expected to cease.

Miners are rewarded for validating each block, with the reward halving each 210,000 blocks (roughly every 4 years). The current reward amount is 3.125 bitcoin per block, last adjusted in April 2024. Another incentive for Bitcoin miners to participate in the process is transaction fees. In addition to rewards, miners also receive fees from any transactions contained in that block. When Bitcoin reaches its planned limit of 21 million (expected around 2140), miners will be rewarded with fees for processing transactions that network users will pay. These fees ensure that miners still have the incentive to mine and keep the blockchain network going. The idea is that competition for these fees will cause them to remain low after halving events are finished.

The primary variables in mining profitability are the cost of physical servers, costs for housing and maintaining the services, and electricity costs. We initially intend to purchase mining servers and collocate them in data centers operated by non-affiliated mining companies. Because we will be required to pay for the electrical power and other costs, we cannot expect to generate a favorable profitability. If we are able to obtain more than $500,000 from the proceeds of this offering, we will be able to establish our own data centers and electricity sources, giving us the possibility to increase profitability.

Plan of Operation

The Company is newly organized. It is seeking funding of up to $46,350,000 from this offering, but may also seek debt funding or obtain financing from other equity offerings from larger, accredited investors. Our path over the next twelve to 18 months will depend based on the amount of cash we are able to raise.

Until we raise approximately $2 million in net proceeds from this offering or other offerings, we plan to enter into colocation agreements with existing data centers owned by non-affiliated parties to place our mining servers. Nearly all of the net proceeds will be used to purchase the mining servers, and we would then contract with the data center to maintain and operate our servers in exchange for monthly rent. We would also pay the data center for electricity. Management has been in discussions with several data centers, and based on the terms offered to us and the current cost of mining servers, we would be able to obtain positive cash flow from bitcoin mining operations in a relatively short period of time.  We also may consider in the alternative making our servers available for artificial intelligence/machine learning hosting, depending on the terms we can arrange with customers, or we may fund all or part of a power generation plant.

Our preferred strategies would require at least $2 million in net proceeds, and in the event that we can meet this financial threshold, we will opportunistically follow one of three alternatives. First, if we are able to purchase or lease an existing data center on attractive terms, we would do so. Although this first alternative would be costlier than building our own data center and purchasing servers, we could then commence revenue generating activities very soon. Management has not entered into any discussions with owners of any existing data centers, and it will have discretion to consider and approve a purchase or lease transaction without input from shareholders. The transaction may involve debt financing or may be for all cash.

Secondly, we could acquire an existing building, near a favorable power source, and remodel the building to accommodate a data center’s need for electrical power, cooling and redundancies. Thirdly, we could purchase land near a favorable power source and construct our own data center. This would be the most cost-effective pathway, costing less than remodeling an existing structure, but would require at least one year for permitting, construction and server installation.  Management is aware of several available sites where it could pursue either of these two strategies.

Regardless of the amount of capital available to us, we may opportunistically enter into one or several joint ventures for the development and operation of new data centers. We would identify sites with favorable electricity sources and develop the site or sites on a joint venture basis, with our joint venture partner providing financing. The joint venture partner may, but is not required to be, an entity already engaged in the bitcoin mining business. We have not entered into negotiations with any third party at this time, but based on preliminary discussions, we have identified some potential sites and received interest from third parties for this strategy.  Such a joint venture will involve the least financial cost and risk for us, but we would likely not receive the majority of the profits generated from the new data center.

We do not plan to hold bitcoin generated by us for investment. Our officer and director is funding the cost of this offering and general and administrative costs pending receipt of proceeds of this offering. As of the date of filing of this Offering Circular, he has contributed $15,000 in cash, which he believes is sufficient to pay these costs until the commencement of receipt of proceeds of this offering.

Recently Issued and Proposed Accounting Pronouncements

At its September 6, 2023 meeting, the Financial Accounting Standards Board (“FASB”) discussed feedback on its proposed ASU - Accounting for and Disclosure of Crypto Assets (Subtopic 350-60) on the accounting for and disclosure of certain crypto assets. On the basis of comments received on the proposal, the FASB directed its staff to draft a final standard. Under the new guidance, an entity would be required to subsequently measure certain crypto assets at fair value, with changes in fair value included in net income in each reporting period. The proposes set of rules would:

•Measure crypto assets at fair value with changes recognized in income each reporting period

•Expense transaction costs incurred

•Present crypto assets and related fair value changes separately in the balance sheet and income statement

•Require various disclosures in interim and annual periods.

The proposed rules would apply to all entities, including employee benefit plans and not-for-profits. Crypto assets would be defined narrowly and bitcoin would meet the definition. The likelihood of a final standard before the end of the year is likely and early adoption would be permitted. Transition would not be retrospective but would require a cumulative effect adjustment to beginning retained earnings. The Company expects to early adopt the final standard when issued.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on October 1, 2020 (“ASU 2016-13”). ASU 2016-13 requires entities to use a new forward-looking “expected loss” model that reflects expected credit losses, including credit losses related to trade receivables, and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates, which generally will result in the earlier recognition of allowances for losses. As the Company was a smaller reporting company at the time of issuance of the ASU, the Company adopted the ASU effective October 1, 2023, and the adoption of the new standard did not have a material impact on the Company's results of operations or cash flows.

The Company has evaluated all other recent accounting pronouncements and believes that none of them will have a material effect on the Company's financial position, results of operations or cash flows.

Critical Accounting Policies and Estimates

Our accounting policies are discussed in detail in the Notes to our Financial Statements included in this Offering Circular, however we consider our critical accounting policies to be those related to revenue recognition, property and equipment, intangible assets and goodwill, bitcoin, and stock-based compensation.

Our significant estimates include estimates used to review the Company’s goodwill impairments and estimations of recoverability for long-lived assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company’s officers, directors and significant employees. Unless indicated, all work with the Company on a full-time basis. Full time basis means substantially all of that person’s professional time. Those officers who are indicated as working full time may devote up to 10 hours per week on other professional activities with entities that are licensees of the Company’s technology.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
B. Joshua Hoskins	President, CFO, Secretary and Director	26	November 12, 2024	Part-Time

B. Joshua Hoskins

Joshua Hoskins is the founder and CEO of Block40x. Since June 2024, he has been employed as an Associate Product Marketing Manager at Strider Technologies, which is engaged in providing strategic intelligence. From January 2021 through January 2024, he held various marketing positions at Clozd, a software company that analyzes buyer feedback, culminating in his position as Associate Product Marketing Manager. He received a bachelors’ degree in accounting from Brigham Young University. He will continue to work at Strider until no less than $4 million in net proceeds has been raised in this offering.

Board of Advisors

We are seeking several individuals to serve on our Board of Advisors.

Code of Ethics

We have adopted a Code of Ethics and an Insider Trading Policy on incorporation, that applies to all officers, directors and employees of the Company.

Board Composition; Committees of the Board

The Board of Directors is comprised of one member. The Board of Directors has not established a formal compensation committee.

Following completion of this Offering, the Board of Directors intends to recruit two highly-qualified individuals, preferably with public company experience, to serve as our chief executive and chief financial officers, and Mr. Hoskins will remain as a member of the Board of Directors  It is likely that the Board of Directors will also add two additional independent directors to its board.

Director Independence

We currently have no independent directors, as such term is defined in NASDAQ Rule 5605.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive officers have received the following compensation since inception on November 12, 2024 through November 30, 2024. At such time as the Company has raised no less than $4 million in net proceeds from this Offering or other offerings, it plans to compensate the current president at the rate of $10,000 per month for the first year following the receipt of Offering proceeds.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation (shares)	Total compensation ($)
B. Joshua Hoskins	President, CFO and Secretary	$0	--	$0

Directors receive no compensation for acting as directors. The officer and director has not been awarded any stock options or other equity-based compensation, but he may be awarded such compensation in the future. The Company has no pension plan to date.

The Board of Directors and the shareholders approved the 2024 Equity Incentive Plan (the 2024 Plan).in November 2024. A total of 5,000,000 shares are reserved under the 2024 Plan, and no options have been issued. We intend to present the 2024 Plan to our shareholders for approval at the next annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 5% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock on a post Conversion basis.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class prior to the Offering	Percent of class if all offered shares are sold
Common Stock	B. Joshua Hoskins	200,000,000	-	100.0%	50.0%
Common Stock	All officers and directors as a group (1 person)	200,000,000		100.0%	50.0%

(1) The address of each beneficial owner is 1033 West 400 South, American Fork Utah 84003.

(2) The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Party Transaction Policy

The Board of Directors of the Company recognizes that certain transactions present a heightened risk of conflicts of interest or the perception thereof. The Board of Directors has adopted a policy to ensure that all transactions between the Company and any officer or director for amounts in the aggregate over $1,000 in any single transaction or $30,000 annually, shall be subject to approval of the Board of Directors.

Mr. Hoskins subscribed for 50,000,000 shares of common stock on incorporation in consideration of his payment of incorporation expenses of $500, and subsequently has contributed $10,000 in cash.

SECURITIES BEING OFFERED

The Company is offering Common Stock to investors in this offering.

The following description summarizes important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and its Bylaws, copies of which will be filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to its Amended and Restated Certificate of Incorporation, Bylaws, and applicable provisions of the Wyoming General Corporation Law.

Block40X, Inc.’s authorized capital stock consists of an unlimited number of shares of Common Stock, no par value per share, and an unlimited number of shares of Preferred Stock, no par value per share.  As of the date of this Offering Circular, the outstanding shares of the Company are 200,000,000 outstanding shares of Common Stock and no shares outstanding shares of Preferred Stock.

Common Stock

Voting:  One vote per share of Common Stock on all matters submitted to a vote of stockholders

Dividends:  Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor. The Company does not expect to pay dividends for the foreseeable future.

Special Rights:  Shares of our Common Stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Amended and Restated Articles of Incorporation.

Liquidation/Winding Up:  In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Amended and Restated Articles of Incorporation restrictions on the transfer and ownership of our stock.

Wyoming Law:  Under Wyoming law, a Wyoming corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters. Wyoming law also permits a Wyoming corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Restrictions on Transfer:  The Board of Directors may restrict the transfer of any of the Corporation’s Common Stock or any other securities which the Corporation may now or hereafter authorize to issue by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Wyoming. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorizes our Board of Directors to classify any unissued shares of Preferred Stock into one or more classes or series of Preferred Stock. Prior to the issuance of shares of each class or series, our Board of Directors is required by Wyoming law and by our Amended and Restated Articles of Incorporation to set, subject to the provisions of our Amended and Restated Articles of Incorporation regarding the restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over shares of our Common Stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests.

Restrictions on Transfer: The Board of Directors may restrict the transfer of any of the Corporation’s Preferred Stock or any other securities which the Corporation may now or hereafter authorize to issue by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Wyoming. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

Change of Control Provisions

Wyoming law and the Company’s Articles of Incorporation contain provisions restricting the ability of an outside party to effect a change in control of the Company. These include control share acquisition provisions in Wyoming law, our classified Board of Directors, the ownership by certain shareholders of super-voting Series A Convertible Preferred Stock, and our ability to issue preferred shares without shareholder approval. See “Risk Factors -- The ability of stockholders to control our policies and effect a change of control of our Company is limited by certain provisions of our Articles of Incorporation and bylaws and by Wyoming law”.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The Company will be required to make annual and semi-annual filings with the SEC. The Company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The Company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The Company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 stockholders of record and have filed at least one Form 1-K.

At least every 12 months, the Company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

The Company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the Company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the Company remains an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If the Company becomes a public reporting company in the future, the Company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The Company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the Company would cease to be an “emerging growth company” as of the following December 31.

If the Company does not become a public reporting company under the Exchange Act for any reason, the Company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the Company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its stockholders could receive less information than they might expect to receive from more mature public companies.

BLOCK40X, INC.

Financial Statements

As and for the Period November 12, 2024 (Inception) to December 31, 2024

Al Barr CPAs

34 N Franklin Avenue, Suite 687 # 2146 Wyoming 82941

662 989 3714 www.albarrservices.com

_____________________________________________________________________________________

INDEPENDENT AUDITORS' REPORT

To the Shareholder of BLOCK40X INC.

We have audited the accompanying balance sheet of BLOCK40X INC. as of December 31, 2024, and the related statements of income, statement of changes in shareholders’ equity, retained earnings, and cash flows for the period November 12, 2024 (Inception) through December 31, 2024.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of BLOCK40X INC. as of December 31, 2024, and the results of its operations, changes in shareholders’ equity  and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Junaid Qazi

Junaid Qazi

Licensed CPA

License# 3882 (GU)

January 22, 2025

BLOCK40X, INC.
STATEMENT OF FINANCIAL CONDITION

December 31,
2024

ASSETS

Current Assets-cash in hand	$10,000

Total assets	$10,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities-account payable	$500

Stockholders' equity
Preferred stock, no par value, unlimited shares authorized; no shares issued or outstanding	--
Common stock, no par value, unlimited shares authorized; 200,000,000 shares issued and outstanding	10,000
Accumulated deficit	(500)
Total stockholders' equity	9,500
Total liabilities and stockholders' equity	$10,000

The accompanying notes are an integral part of these financial statements.

BLOCK40X, INC.
STATEMENT OF INCOME

Period November 12, 2024
(inception) through
December 31, 2024

Operating expenses:
Organizational costs	500
Total operating expenses	500
Loss from operations	(500)

Loss before income taxes	(500)
Income taxes	--

Net loss	(500)

Net loss per share	$(0.00)

Weighted average number of shares outstanding
Basic and diluted	$200,000,000

The accompanying notes are an integral part of these financial statements.

BLOCK40X, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock		Accumulated	Total Stockholders'
	Shares	Amount	Deficit	Equity (Deficit)
Balance as of November 12, 2024	-	$-	$-	$-
Issuance of common stock	200,000,000	-	-	-
Contribution to capital	-	10,000		10,000
Net loss	-	-	(500)	500
Balance as of December 31, 2024	200,000,000	$10,000	$(500)	$9,500

The accompanying notes are an integral part of these financial statements.

BLOCK40X, INC.
STATEMENT OF CASH FLOWS

Period November 12, 2024
(inception) through
December 31, 2024

Cash flows from operating activities:
Net loss	$(500)
Changes in operating assets and liabilities:
Accounts payable	500
Net cash used in operating activities	--

Cash flows from financing activities:
Owner's investment	$10,000
Net cash provided by financing activities	10,000

Net increase (decrease) in cash	10,000

Cash at beginning of period	--
Cash at end of period	10,000
$--
Supplemental cash flow disclosure
Income taxes paid	$--
Cash paid for interest	$--

The accompanying notes are an integral part of these financial statements.

BLOCK40X INC.

Notes to the Financial Statements for the Period November 12, 2024 (Inception)

through December 31, 2024

(Prepared in US dollars)

1.  Nature of business:

BLOCK40X INC. (the "Corporation") was incorporated in Wyoming on November 12, 2024. The business office is located at 1033 West 400 South, American Fork Utah 84003.

These audited financial statements were approved for issuance by the CPA on January 22, 2023.

2.  Summary of Significant Accounting Policies

2.1. Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and stated in U.S. dollars. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The Company currently operates in one business segment. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of businesses or separate business entities.

2.2. Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting periods. Estimates that are critical to the accompanying financial statements include allowance for doubtful accounts, amortization, and depreciation because such items can be significantly impacted by future industry, market, and economic trends and conditions. Actual results could differ significantly from estimates.

2.3.  Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash and demand deposits in banks, merchant banking clearing accounts, and short-term investments.  To reduce its credit risk, the Company monitors the credit standing of the financial institutions that hold the Company’s cash and cash equivalents.

2.4. Going Concern

The accompanying  financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  The Company had an accumulated deficit of $500 at December 31, 2024, respectively, had working capital of $9,500 at December 31, 2024, had a net loss of $500 and net cash used in operating activities of $500 for the period November 12, 2024 (Inception) to  December 31, 2024, with no revenue earned since inception, and a lack of operational history.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to expand operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While management believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect or on terms acceptable to the Company.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan, raise necessary capital, and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.5. Risks and Uncertainties

Substantial business risks and uncertainties are inherent to an entity, including the potential risk of business failure.

The Company is headquartered and operates in the United States. To date, the Company has generated no revenues from operations.  There can be no assurance that the Company will be able to raise additional capital and failure to do so would have a material adverse effect on the Company’s financial position, results of operations and cash flows. Also, the success of the Company’s operations is subject to numerous contingencies, some of which are beyond management’s control. Currently, these contingencies include general economic conditions, competition, and governmental and political conditions.

2.6. Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue when we satisfy a performance obligation by transferring control of the promised services to a customer in an amount that reflects the consideration that we expect to receive in exchange for those services. At contract inception, the Company assesses the services promised in our contracts with customers and identifies a performance obligation for each promise to transfer to the customer a service (or bundle of services) that is distinct. To identify the performance obligations, the Company considers all of the services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. The Company allocates a transaction price to respective performance obligations.

2.7. Contract Liability

The Company performs its obligations under a contract with a customer by transferring products and/or services in exchange for consideration from the customer. The Company recognizes a contract liability when a customer prepays for goods and/or services, and the Company has not transferred control of the goods and/or services.

2.8. Cash Flows Reporting

The Company follows ASC 230, Statement of Cash Flows, for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category. The Company uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230, Statement of Cash Flows, to report net cash flow from operating activities by adjusting net income/(loss) to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

2.9. Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or influence the direction of the management and policies of the Company.

2.10. Income Taxes

Income taxes are accounted for under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the balance sheets in accordance with ASC 740, Income Taxes, which established financial accounting and reporting standards for the effect of income taxes. The likelihood that its deferred tax assets will be recovered from future taxable income must be assessed and, to the extent that recovery is not likely, a valuation allowance is established. Changes in the valuation allowance in a period are recorded through the income tax provision in the consolidated statements of operations.

ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740-10, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has a liability for an uncertain tax position.

2.11. Advertising and Marketing Costs

Advertising and marketing expenses are recorded as marketing expenses when they are incurred.

2.12. Fair Value of Financial Instruments

The provisions of accounting guidance ASC 825, Financial Instruments, requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of December 31, 2022 and 2021, the fair value of cash, accounts receivable, accounts payable, and accrued expenses approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

·Level 1 – Quoted prices in active markets for identical assets or liabilities.

·Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities

The carrying value of financial assets and liabilities recorded at fair value are measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. There were no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are

2.13.  Basic and diluted net loss per share

Diluted net loss per share are computed on the basis of the weighted average number of common shares (including common stock subject to redemption) plus dilutive potential common shares outstanding for the reporting period. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

2.14.  Income Taxes

We are subject to income taxes in the United States and the State of Utah. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. In accordance with FASB ASC Topic 740, “Income Taxes,” we provide for the recognition of deferred tax assets if realization of such assets is more likely than not.

At December 31, 2024, we had U.S. federal and state NOL carryforwards of $500.

These U.S. federal and state NOL carryforwards will never expire. We believe that it is more likely than not that the benefit from certain U.S. federal and state NOL carryforwards will be realized.

3. Stockholders’ Equity

The Company has authorized an unlimited number of shares of common stock, no par value, of which 200,000,000 shares were issued upon incorporation to its officer and director, and an unlimited number of shares of preferred stock, no par value, of which no shares are issued or outstanding. The Company issued the outstanding common stock upon incorporation to its sole officer, who subsequently contributed $10,000 in cash to the Company.

4. Related Party Transactions

Other than as disclosed above, there have not been any transaction entered into or been a participant in which a related person had or will have a direct or indirect material interest.

5. Subsequent Events.

The Company evaluated all events or transactions that occurred after December 31, 2024 up through January 22, 2025. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the period ended December 31, 2024.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Exhibit Description
2.1	Amended and Restated Articles of Incorporation
2.2	Bylaws
4.1	Form of Subscription Agreement
6.1	2024 Equity Incentive Plan
11.1	Auditor’s Consent
12.1	Opinion of Brad Slighting
13.1	Testing the Waters Materials*
*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on February 14, 2025.

BLOCK40X, INC.

By:	/s/ B. Joshua Hoskins
B Joshua Hoskins
President, Chief Financial Officer and Director

This Offering Statement has been signed by the following person in the capacities indicated on February 14, 2025.

By:	/s/ B. Joshua Hoskins
B Joshua Hoskins
President (Chief Executive Officer) and Chief Financial Officer (Principal Accounting and Financial Officer) Director